United States securities and exchange commission logo





                    May 20, 2024

       Heinrich Jonker
       Interim Chief Financial Officer
       Astec Industries, Inc.
       1725 Shepherd Road
       Chattanooga, TN 37421

                                                        Re: Astec Industries,
Inc.
                                                            Form 10-K for the
Year Ended December 31, 2023
                                                            Filed February 28,
2024
                                                            File No. 001-11595

       Dear Heinrich Jonker:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Technology